THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road Munster, Indiana 46321

July 31, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS Bancorp, Inc. Announces Financial Results for the Second Quarter 2008

MUNSTER, IN – July 31, 2008 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a net loss of $2.3 million for the second quarter of 2008, or $(0.22) per share, as a result of a $7.2 million provision for losses on loans and a $582,000 other-than-temporary impairment charge related to FNMA (Fannie Mae) and FHLMC (Freddie Mac) preferred stock which combined reduced net income by $4.9 million and reduced diluted earnings per share by $0.46.  Net income for the second quarter of 2007 totaled $2.3 million with diluted earnings per share of $0.21.  For the six months ended June 30, 2008, the Company’s net loss was $516,000 resulting in a loss per share of $0.05 compared to net income of $3.6 million and diluted earnings per share of $0.33 for the 2007 period.

 The Company’s second quarter of 2008 highlights included the following:

•	risk-based capital ratio improved to 14.48% from 14.06%;
•	ratio of allowance for losses on loans to total loans increased to 1.43% from 1.09%;
•	net interest margin benefited from lower interest rates and expanded to 3.26% from 3.21%;
•	provision for the allowance for losses on loans increased to $7.2 million in response to deteriorating collateral values underlying non-performing loans; and
•	impairments on other-than-temporarily impaired securities totaled $582,000 related to investments in Fannie Mae and Freddie Mac preferred stock.

Chairman’s Comments

“We are pleased that our capital and liquidity remain strong, demand for commercial and industrial loans is continuing to increase and our branching expansion continues at a measured pace; however, our quarterly results are reflective of the extraordinary market conditions created by the lack of activity in housing and residential land development,” said Thomas F. Prisby, Chairman and CEO.  “Like our peers, we are facing an increase in non-performing loans and provisions for losses on loans resulting from deteriorating real estate valuations.  We have undertaken a review of our non-performing construction and land development loan portfolio which resulted in partial charge-offs of specific collateral dependent loans due to lower collateral values.  While we believe our allowance for losses on loans and impairment write-downs are adequate at this time, there can be no assurance that market conditions will not further deteriorate requiring us to make additional loss provisions.  While some in the industry are raising capital to support the deteriorating credit conditions in their loan portfolios, our capital position remains strong as our total risk-based and Tier 1 capital ratios were 14.48% and 10.32%, respectively, which are well above the regulatory minimum requirements of 10% and 5% to be deemed

CFS Bancorp, Inc. – Page 2 of 10

 “well-capitalized.”  We anticipate that our strong capital ratios will allow us to continue to pay dividends in the future at the current dividend level.”

Mr. Prisby continued, “During the second quarter, we added eight new Business Bankers led by recently hired Executive Vice President – Business Banking, Dale Clapp, to accelerate the diversification of our loan portfolio and to increase our business deposits.  This group has 154 years of combined banking experience in our existing markets and will focus on building our market presence within the Business Banking segment.  Since joining our team, our commercial and industrial loan pipeline has increased to $21.3 million at June 30, 2008.  We look forward to future growth throughout 2008 in business loans and deposits as a result of the new additions.”

Net Interest Income

The net interest margin increased 5 basis points to 3.26% for the second quarter of 2008 compared to 3.21% for the first quarter of 2008 and increased 25 basis points compared to 3.01% for the second quarter of 2007.  The Company’s net interest income increased to $8.7 million for the second quarter of 2008 compared to $8.6 million for the first quarter of 2008 and $8.6 million for the second quarter of 2007.  The increase was primarily a result of a decrease in the Company’s cost of funds.

Interest income decreased to $15.0 million for the second quarter of 2008 compared to $16.3 million for the first quarter of 2008 and $18.5 million for the second quarter of 2007.  Interest income during the second quarter of 2008 was negatively impacted by the increase in non-performing loans and the downward repricing of our adjustable rate loans.  The decrease from the first quarter of 2008 was primarily related to a decrease of 48 basis points in the weighted-average yield earned on interest-earning assets.  The decrease from the second quarter of 2007 was a combination of a 7.0% decrease in the average balance of interest-earning assets and a decrease of 80 basis points in the weighted-average yield earned on interest-earning assets resulting from lower interest rates.

Interest expense decreased 18.2% to $6.3 million for the second quarter of 2008 from $7.7 million for the first quarter of 2008 and 35.7% from $9.8 million for the second quarter of 2007.  The decrease from the first quarter of 2008 was primarily related to a 59 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities.  The Company’s deposits and short-term borrowings were positively impacted by decreases in interest rates during 2008.  The decrease from the second quarter of 2007 was the result of a 7.1% decrease in the average balances of interest-bearing liabilities and a 119 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities resulting from lower interest rates and decreases in the amortization of the deferred premium on the early extinguishment of Federal Home Loan Bank (FHLB) debt.

The Company’s cost of borrowings decreased to 4.88% for the second quarter of 2008 compared to 5.25% for the first quarter of 2008 and 6.73% for the second quarter of 2007.  The decreases were primarily the result of decreases in the amortization of the deferred premium on the early extinguishment of FHLB debt which is included in total interest expense on borrowings, and the lower average balances of FHLB debt.  The premium amortization adversely impacted the Company’s net interest margin by 17 basis points, 20 basis points and 44 basis points, respectively, for the second quarter of 2008, the first quarter of 2008 and the second quarter of 2007.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

CFS Bancorp, Inc. – Page 3 of 10

				Change from
	Three Months Ended			June 30, 2007
	June 30,	March 31,	June 30,	to June 30, 2008
	2008	2008	2007	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$124	$114	$197	$(73)	(37.1)%
Interest expense on FHLB borrowings at contractual rates	1,208	1,420	1,754	(546)	(31.1)
Amortization of deferred premium	449	527	1,276	(827)	(64.8)
Total interest expense on borrowings	$1,781	$2,061	$3,227	$(1,446)	(44.8)

The interest expense related to the premium amortization on the early extinguishment of debt continues to have a smaller impact on the Company’s weighted-average cost of interest-bearing liabilities and is expected to be $270,000, $206,000, $72,000 and $61,000 before taxes in the quarters ending September 30, and December 31, 2008 and March 31, and June 30, 2009, respectively.

Non-Interest Income and Non-Interest Expense

The Company’s non-interest income for the first quarter of 2008 decreased to $2.0 million from $2.5 million for the first quarter of 2008 and $2.7 million for the second quarter of 2007.  The decrease during the second quarter of 2008 was primarily the result of a $582,000 other-than-temporary impairment charge on investments in Fannie Mae and Freddie Mac preferred stock.  At June 30, 2008, the Company’s book value in these securities after the impairment charge was $3.7 million.

    Non-interest expense for the second quarter of 2008 decreased to $7.7 million compared to $8.0 million for the first quarter of 2008 and $8.1 million for the second quarter of 2007.  Compensation and employee benefits expense for the second quarter included a $283,000 decrease in expense related to the Company’s deferred compensation plans resulting from a decrease in the Company’s stock price at June 30, 2008 compared to prior periods.  In addition, the Company’s office and premises expense decreased $125,000 from the first quarter of 2008 as a result of the reduced office and premises maintenance including snow removal.  Non-interest expense decreased from the second quarter of 2007 primarily as a result of a decrease in compensation and employee benefits expense including a $226,000 decrease in deferred compensation as discussed above.  In addition, professional fees during the second quarter of 2008 decreased by $178,000 as a result of the absence of consulting fees incurred during the second quarter of 2007 related to the Company’s customer-centric relationship management program and legal fees associated with the Company’s modification of its benefit plans during 2007.

The Company’s efficiency ratio for the second quarter of 2008 was 72.2% compared to 72.5% for the first quarter of 2008 and 71.2% for the second quarter of 2007.  The Company’s core efficiency ratios were 65.8%, 69.7% and 64.0% for the same periods.  The Company’s core efficiency ratio for the second quarter of 2008 was positively impacted by lower non-interest expense.  This positive impact was partially offset by the adjustment of lower amortization of the deferred premium on the early extinguishment of debt when compared to the prior periods.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

      Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial

CFS Bancorp, Inc. – Page 4 of 10

institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

   The Company’s core efficiency ratio is calculated as non-interest expense divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

The Company’s provision for losses on loans increased to $7.2 million for the second quarter of 2008 compared to $742,000 for the first quarter of 2008 and $126,000 for the second quarter of 2007.  The increased provision for the second quarter reflects deteriorating market conditions and lack of activity in housing and land development.  Net charge-offs for the second quarter of 2008 totaled $5.1 million which included partial charge-offs of $2.7 million related to three construction and land development loans that previously totaled $13.1 million in the aggregate and $2.4 million on a multi-tenant commercial real estate loan that previously totaled $3.1 million.

The Company’s non-performing assets totaled $35.7 million at June 30, 2008, $30.8 million at December 31, 2007 and $29.8 million at June 30, 2007.  Non-performing assets increased during the six months ended June 30, 2008 primarily due to the transfer to non-accrual status of three impaired construction and land development loans totaling $9.9 million in the aggregate.  This increase was partially offset by the aforementioned charge-offs.  At June 30, 2008, the Company’s non-performing construction and land development loans represented 68.1% of its total non-performing loans.  The ratio of total non-performing assets to total assets was 3.24%, 2.67% and 2.48%, respectively at June 30, 2008, December 31, 2007 and June 30, 2007.

The Company’s allowance for losses on loans was $10.4 million at June 30, 2008, $8.0 million at December 31, 2007 and $10.6 million at June 30, 2007.  The allowance for losses on loans to total loans increased to 1.43% at June 30, 2008 from 1.01% and 1.31%, respectively, at December 31, 2007 and June 30, 2007.  The decrease in the allowance from June 30, 2007 related to the charge-off of $4.0 million of impairment reserves related to $12.8 million of loans sold during the fourth quarter 2007

CFS Bancorp, Inc. – Page 5 of 10

which was partially offset by the increase in the provision during the second quarter of 2008 as previously discussed.  The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at June 30, 2008 the allowance for losses on loans was adequate based on its recent review of specific loans, historical loss experience, levels of delinquencies, economic conditions and the review of other available and relevant information.

Balance Sheet

At June 30, 2008, the Company’s total assets were $1.10 billion compared to $1.15 billion at December 31, 2007.

The Company’s loans receivable decreased 8.3% to $726.9 million at June 30, 2008 from $793.1 million at December 31, 2007.  During the second quarter of 2008, the Company had total loan fundings of $50.0 million which were offset by $88.1 million of loan repayments and sales.  Of the total loan repayments, over $47.4 million were paydowns of 13 large commercial real estate loans and $15.6 million were paydowns of two loans to local municipalities.  The Company continues to shift its focus from large dollar loans collateralized by commercial real estate and commercial real estate participations to commercial and industrial loans which are secured by business assets.  In addition, the Company also reduced loans receivable through $5.6 million of charge-offs for the six months ended June 30, 2008.

Securities available-for-sale totaled $262.0 million at June 30, 2008 compared to $224.6 million at December 31, 2007.  During the first quarter of 2008, the Company took advantage of a steepening yield curve and market imbalances by borrowing $30.0 million and investing the funds in higher yielding securities.

Deposits decreased to $848.4 million at June 30, 2008 from $863.3 million at December 31, 2007.  The decrease was primarily a result of a $24.9 million decrease in certificates of deposit due to the managed run-off of single-service high-rate certificates.  Partially offsetting this decrease was an increase of $19.8 million in money market deposits which was primarily related to an increase in retail money market accounts.

The Company’s borrowed money decreased to $113.1 million at June 30, 2008 from $135.5 million at December 31, 2007.  During the second quarter of 2008, the Company repaid $40.0 million of maturing FHLB borrowings utilizing its excess liquidity from loan repayments.  The Company’s borrowed money consisted of the following as of the dates indicated:

	June 30, 2008	December 31, 2007
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$25,785	$24,014
Gross FHLB borrowings	87,995	113,072
Unamortized deferred premium	(651)	(1,627)
Total borrowed money	$113,129	$135,459

CFS Bancorp, Inc. – Page 6 of 10

      Stockholders’ equity at June 30, 2008 was $124.8 million compared to $130.4 million at December 31, 2007.  The decrease during the six months ended June 30, 2008 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2008 totaling $3.0 million;
•	cash dividends declared during 2008 totaling $2.5 million;
•	a decrease in accumulated other comprehensive income of $803,000; and
•	a net loss of $516,000.

During the six months ended June 30, 2008, the Company repurchased 208,113 shares of its common stock at an average price of $14.40 per share, of which 81,388 were purchased pursuant to the repurchase plan approved in March 2008.  At June 30, 2008, the Company had 448,612 shares remaining to be repurchased under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 14,054,160 shares of its common stock at an average price of $12.23 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At June 30, 2008, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines with a total capital to risk-weighted assets equal to 14.48% compared to 13.93% at December 31, 2007.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding interest rate environment, credit environment, earnings and per share data, dividends, efficiency ratio levels, loan and deposit growth, diversifying the loan portfolio, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, effect of the prime lending rate, non-interest income, non-interest expense and the expected effect of amortization of deferred premium on the FHLB debt.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended			Six Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income/(loss)		$(2,295)	$1,779	$2,281	$(516)	$3,594
Basic earnings/(loss) per share		(0.22)	0.17	0.22	(0.05)	0.34
Diluted earnings/(loss) per share		(0.22)	0.17	0.21	(0.05)	0.33
Cash dividends declared per share		0.12	0.12	0.12	0.24	0.24
Return on average assets		(0.80)%	0.62%	0.74%	(0.09)%	0.58%
Return on average equity		(7.08)	5.41	7.05	(0.79)	5.55
Average yield on interest-earning assets		5.64	6.12	6.44	5.88	6.43
Average cost on interest-bearing liabilities		2.69	3.28	3.88	2.98	3.89
Interest rate spread		2.95	2.84	2.56	2.90	2.54
Net interest margin		3.26	3.21	3.01	3.24	2.97
Average equity to average assets (2)		11.29	11.38	10.56	11.34	10.50
Average interest-earning assets
to average interest-bearing liabilities (2)		113.17	112.68	113.01	112.92	112.66
Non-interest expense to average assets		2.68	2.78	2.63	2.73	2.81
Efficiency ratio (3)		72.17	72.53	71.21	72.35	77.17
Market price per share of common stock
for the period ended:	Closing	$11.79	$14.37	$14.55	$11.79	$14.55
	High	14.93	14.70	15.12	14.93	15.12
	Low	11.42	13.33	14.53	11.42	14.48

STATEMENT OF CONDITION HIGHLIGHTS			June 30,	March 31,	December 31,	June 30,
(at period end)			2008	2008	2007	2007
Total assets			$1,102,773	$1,194,076	$1,150,278	$1,202,892
Loans receivable, net of unearned fees			726,858	765,476	793,136	808,132
Total deposits			848,439	879,543	863,272	887,814
Total stockholders' equity			124,776	131,791	130,414	128,290
Book value per common share			11.70	12.34	12.18	11.83
Non-performing loans			34,670	30,259	29,600	29,172
Non-performing assets			35,742	31,297	30,762	29,804
Allowance for losses on loans			10,403	8,347	8,026	10,624
Non-performing loans to total loans			4.77%	3.95%	3.73%	3.61%
Non-performing assets to total assets			3.24	2.62	2.67	2.48
Allowance for losses on loans to non-performing loans			30.01	27.59	27.11	36.42
Allowance for losses on loans to total loans			1.43	1.09	1.01	1.31

Employees (FTE)			307	297	303	322
Branches and offices			22	22	22	22

		Three Months Ended			Six Months Ended
AVERAGE BALANCE DATA		June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Total assets		$1,154,656	$1,161,900	$1,230,115	$1,158,015	$1,243,160
Loans receivable, net of unearned fees		743,097	786,877	808,331	764,986	801,132
Total interest-earning assets		1,071,384	1,072,273	1,151,726	1,071,827	1,165,475
Total liabilities		1,024,238	1,029,654	1,100,252	1,026,683	1,112,681
Total deposits		863,865	858,460	894,184	861,163	899,572
Interest-bearing deposits		802,249	796,435	829,467	799,343	837,458
Non-interest bearing deposits		61,616	62,025	64,717	61,820	62,114
Total interest-bearing liabilities		946,712	951,602	1,019,112	949,158	1,034,549
Stockholders' equity		130,418	132,246	129,863	131,332	130,479
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. – Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

For the Three Months Ended				For the Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest income:
Loans	$11,296	$12,788	$14,404	$24,084	$28,456
Securities	3,172	3,079	3,475	6,251	6,998
Other	564	447	605	1,011	1,681
Total interest income	15,032	16,314	18,484	31,346	37,135

Interest expense:
Deposits	4,554	5,688	6,619	10,242	13,313
Borrowings	1,781	2,061	3,227	3,842	6,660
Total interest expense	6,335	7,749	9,846	14,084	19,973
Net interest income	8,697	8,565	8,638	17,262	17,162
Provision for losses on loans	7,172	742	126	7,914	313
Net interest income after provision for losses on loans	1,525	7,823	8,512	9,348	16,849

Non-interest income:
Service charges and other fees	1,465	1,439	1,670	2,904	3,239
Card-based fees	415	380	380	795	722
Commission income	135	58	36	193	67
Security gains (losses), net	(582)	69	(1)	(513)	10
Other assets gains (losses), net	(3)	-	(1)	(3)	10
Income from bank-owned life insurance	371	409	403	780	808
Other income	149	172	206	321	446
Total non-interest income	1,950	2,527	2,693	4,477	5,302

Non-interest expense:
Compensation and employee benefits	4,179	4,336	4,407	8,515	9,662
Net occupancy expense	708	833	694	1,541	1,447
Furniture and equipment expense	543	551	566	1,094	1,100
Data processing	484	458	566	942	1,129
Professional fees	212	274	390	486	960
Marketing	178	208	190	386	401
Other general and administrative expenses	1,380	1,385	1,256	2,765	2,637
Total non-interest expense	7,684	8,045	8,069	15,729	17,336

Income/(loss) before income taxes	(4,209)	2,305	3,136	(1,904)	4,815
Income tax expense/(benefit)	(1,914)	526	855	(1,388)	1,221

Net income/(loss)	$(2,295)	$1,779	$2,281	$(516)	$3,594

Per share data:
Basic earnings/(loss) per share	$(0.22)	$0.17	$0.22	$(0.05)	$0.34
Diluted earnings/(loss) per share	$(0.22)	$0.17	$0.21	$(0.05)	$0.33
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.24	$0.24

Weighted-average shares outstanding	10,290,965	10,387,292	10,591,194	10,339,129	10,658,477
Weighted-average diluted shares outstanding	10,553,634	10,658,026	10,903,740	10,605,830	10,969,991

CFS Bancorp, Inc. – Page 9 of 10
CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

June 30,		March 31,	December 31,	June 30,
2008		2008	2007	2007
ASSETS
Cash and amounts due from depository institutions	$15,824	$17,314	$25,825	$19,614
Interest-bearing deposits	4,527	55,078	9,744	8,617
Federal funds sold	492	14,922	3,340	8,796
Cash and cash equivalents	20,843	87,314	38,909	37,027

Securities available-for-sale, at fair value	261,985	247,380	224,594	270,404
Securities held-to-maturity, at cost	3,500	3,940	3,940	–
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	23,944

Loans receivable, net of unearned fees	726,858	765,476	793,136	808,132
Allowance for losses on loans	(10,403)	(8,347)	(8,026)	(10,624)
Net loans	716,455	757,129	785,110	797,508

Interest receivable	4,660	5,035	5,505	7,106
Other real estate owned	1,072	1,038	1,162	632
Office properties and equipment	19,822	19,760	19,326	19,008
Investment in bank-owned life insurance	36,090	36,884	36,475	35,652
Prepaid expenses and other assets	14,402	11,652	11,313	11,611
Total assets	$1,102,773	$1,194,076	$1,150,278	$1,202,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$848,439	$879,543	$863,272	$887,814
Borrowed money	113,129	163,295	135,459	170,952
Advance payments by borrowers for taxes and insurance	5,763	4,335	3,341	6,619
Other liabilities	10,666	15,112	17,792	9,217
Total liabilities	977,997	1,062,285	1,019,864	1,074,602

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,668,489, 10,679,611, 10,705,510 and
10,845,740 shares outstanding	234	234	234	234
Additional paid-in capital	190,093	191,242	191,162	191,054
Retained earnings	93,994	97,547	97,029	95,616
Treasury stock, at cost; 12,625,785, 12,609,251, 12,583,856 and
12,450,364 shares	(155,843)	(155,357)	(154,895)	(152,752)
Treasury stock, Rabbi Trust, at cost; 129,032, 134,444, 133,940 and
127,202 shares	(1,705)	(1,773)	(1,766)	(1,672)
Unallocated common stock held by Employee Stock Ownership Plan	(2,970)	(3,048)	(3,126)	(3,282)
Accumulated other comprehensive income/(loss), net of tax	973	2,946	1,776	(908)
Total stockholders' equity	124,776	131,791	130,414	128,290

Total liabilities and stockholders' equity	$1,102,773	$1,194,076	$1,150,278	$ $ 1,202,892

CFS Bancorp, Inc. – Page 10 of 10
CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007

Efficiency Ratio:
Non-interest expense	$7,684	$8,045	$8,069

Net interest income plus non-interest income	$10,647	$11,092	$11,331

Efficiency ratio	72.17%	72.53%	71.21%

Core Efficiency Ratio:
Non-interest expense	$7,684	$8,045	$8,069

Net interest income plus non-interest income	$10,647	$11,092	$11,331

Adjustments:
Net realized (gains)/losses on sales of securities available-
for-sale	582	(69)	1
Net realized losses on sales of assets	3	–	1
Amortization of deferred premium	449	527	1,276

Net interest income plus non-interest income - as adjusted	$11,681	$11,550	$12,609

Core efficiency ratio	65.78%	69.65%	63.99%

		Six Months Ended
		June 30, 2008	June 30, 2007

Efficiency Ratio:
Non-interest expense		$15,729	$17,336

Net interest income plus non-interest income		$21,739	$22,464

Efficiency ratio		72.35%	77.17%

Core Efficiency Ratio:
Non-interest expense		$15,729	$17,336

Net interest income plus non-interest income		$21,739	$22,464

Adjustments:
Net realized (gains)/losses on sales of securities available-
for-sale		513	(10)
Net realized (gains)/losses on sales of assets		3	(10)
Amortization of deferred premium		976	2,627

Net interest income plus non-interest income - as adjusted		$23,231	$25,071

Core efficiency ratio		67.71%	69.15%